Exhibit 99.1

CommScope Agrees To Acquire

TE Connectivity’s Telecom, Enterprise and Wireless Businesses

Combination of Highly Complementary Businesses Broadens CommScope’s Position as a Leading Communications Infrastructure Provider

Expanded Offerings Position CommScope to Meet Growing Demand for Bandwidth

Transaction Expected to be Significantly Accretive to CommScope’s Adjusted EPS and Exceed $150 Million in Annual Synergies Beginning in Third Year Following Closing

Transaction Valued at $3 Billion

HICKORY, N.C., January 28, 2015 – CommScope Holding Company, Inc. (NASDAQ: COMM) has agreed to acquire TE Connectivity’s (NYSE: TEL) Telecom, Enterprise and Wireless businesses in an all-cash transaction valued at approximately $3 billion. The transaction, which was approved by the boards of directors of both companies, is expected to accelerate CommScope’s strategy to drive profitable growth by entering into attractive adjacent markets and to broaden its position as a leading communications infrastructure provider. In addition, CommScope will have greater geographic and business diversity following the completion of the transaction.

The Telecom, Enterprise and Wireless businesses of TE Connectivity, a world leader in fiber optic connectivity for wireline and wireless networks, generated annual revenues of approximately $1.9 billion in its fiscal year ended September 26, 2014, consisting of $1.1 billion from its Telecom business, where it is a world leader; $627 million from Enterprise; and $164 million from Wireless. The combined company’s pro forma results for the twelve months ended September 30, 2014 would have been approximately $5.8 billion in net sales and $1.2 billion in pro forma adjusted EBITDA. The transaction is expected to be in excess of 20% accretive to CommScope’s adjusted earnings per share by the end of the first full year after closing and on a pro forma basis, excluding purchase accounting charges, transition costs and other special items.

“This is an important and transformative acquisition for CommScope, bringing together complementary geographic and customer coverage, products and technologies for the benefit of our stockholders, customers and employees,” said Eddie Edwards, CommScope president and chief executive officer. “This transaction has many clear strategic and financial benefits for all of our stakeholders. It creates enhanced scale with a combined, diversified portfolio that we believe is well-positioned to take advantage of opportunities in the marketplace.

“We look forward to welcoming the TE Connectivity businesses to CommScope, which will bring top talent, strong customer relationships in growing markets and a robust pipeline of innovations. CommScope has a strong track record of disciplined strategic acquisitions and successful integrations, and we look forward to working with the TE Connectivity team to bring these assets together as cohesively and expeditiously as possible.”

“CommScope is a proven industry leader, and we believe it is the right company to lead our Telecom, Enterprise and Wireless businesses forward,” said Tom Lynch, TE Connectivity chairman and chief executive officer. “Our dedicated employees have been instrumental in the success of these businesses, and we are confident in their ability to continue to deliver. We look forward to working closely with the CommScope management team to close the transaction.”

Transaction Expected to Position CommScope for Future Growth and Value Creation Through:

•	Establishing Leading Positions Across Diverse and Growing Product Segments and Geographies: This transaction is expected to provide CommScope with the opportunity to expand into the adjacent wireline telecom networks/fiber-to-the-X (FTTx) market and meet the steadily growing demand for broadband services in developed and emerging markets. Upon completion of the transaction, CommScope’s overall sales concentration would be more balanced based on the 12 months ending September 30, 2014:

•	Wireless—approximately 46% of sales, versus 65%;

•	Enterprise—approximately 26% of sales, versus 22%; and

•	Broadband Connectivity—approximately 28% of sales, versus 13%.

Furthermore, with TE Connectivity’s strong presence in the Europe, Middle East, Africa and Asia Pacific regions, the combined company is expected to meaningfully expand its footprint and global competitive position.

•	Significantly Expanding Platform for Innovative Solutions: The transaction is expected to substantially expand CommScope’s foundation of innovation with the addition of approximately 7,000 patents and patent applications worldwide from TE Connectivity. Further, TE Connectivity’s leading fiber technology is expected to help CommScope better address a transition to fiber deployments deeper into networks and data centers as consumers and businesses generate increasing bandwidth requirements. With these additional innovative solutions, CommScope expects to solve more customer communications challenges, while providing greater opportunities to its business partners.

•	Creating Complementary Market Opportunities: The combined company is expected to have the technology, solutions and talent to provide greater value and a broader range of services to its customers and partners. Additionally, TE Connectivity’s existing relationships with key industry participants are expected to enable the combined company to meaningfully strengthen its position across multiple markets.

•	Offering Significant Synergy Opportunities and Strong Financial Profile: CommScope expects to realize more than $150 million in annual synergies beginning in the third year following closing, which includes more than $50 million in the first full year. CommScope expects to drive synergies across all areas of the company, including sales, marketing, general and administration, operations, and research and development. The transaction is expected to be in excess of 20% accretive by the end of the first full year after closing and on a pro forma basis, excluding purchase accounting charges, transition costs and other special items.

•	Enhancing Employee Opportunities as Part of Larger Organization: TE Connectivity’s Telecom, Enterprise and Wireless businesses will contribute approximately 10,000 people and 65 facilities to CommScope. This combination is expected to create an even stronger base of talent by uniting two highly-skilled and diverse workforces with a strong commitment to serving customers. As part of a stronger, larger company, CommScope and TE Connectivity employees are expected to have the opportunity to benefit from greater career and professional development opportunities.

Management Team, Closing and Financing

Upon completion of the transaction, Mr. Edwards, along with other members of the CommScope executive management team, will continue to lead the company. CommScope management will be welcoming members of the TE Connectivity leadership team upon closing of the transaction. CommScope corporate headquarters will remain in Hickory, North Carolina.

The transaction is expected to close by the end of 2015 subject to consummation of contemplated financing, regulatory approvals and other customary closing conditions.

CommScope expects to finance the transaction through the use of cash on hand and up to $3 billion of incremental debt, and has received debt financing commitments from J.P. Morgan Securities LLC, BofA Merrill Lynch, Deutsche Bank and Wells Fargo. Upon completion of the transaction, CommScope’s net debt to 2014 pro forma adjusted EBITDA ratio is expected to total approximately 4.0x to 4.5x.

Advisors

Allen & Company LLC, J.P. Morgan Securities LLC, BofA Merrill Lynch and Deutsche Bank are serving as financial advisors to CommScope. Alston & Bird LLP, Latham & Watkins LLP, Baker & McKenzie and Jones Day are serving as legal advisors to CommScope.

Conference Call and Webcast

CommScope will host a conference call at 8:00 AM ET today, January 28, 2015, to discuss the transaction. The conference call can be accessed by dialing (866) 610-1072 (U.S./Canada) or (973) 935-2840 (International) and giving the passcode 73069027. A replay of the call will be available from January 28, 2015 at 11:00 AM ET until 11:59

PM ET on February 11, 2015 by dialing (800) 585-8367 (U.S./Canada) or (404) 537-3406 (international) and by entering the passcode 73069027. The webcast and accompanying presentation of the conference call will be available on CommScope’s website (www.CommScope.com) prior to the start of the call.

About CommScope

CommScope (NASDAQ: COMM) helps companies around the world design, build and manage their wired and wireless networks. Our network infrastructure solutions help customers increase bandwidth; maximize existing capacity; improve network performance and availability; increase energy efficiency; and simplify technology migration. You will find our solutions in the largest buildings, venues and outdoor spaces; in data centers and buildings of all shapes, sizes and complexity; at wireless cell sites and in cable headends; and in airports, trains, and tunnels. Vital networks around the world run on CommScope solutions.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning CommScope, the proposed acquisition by CommScope of the Telecom, Enterprise and Wireless businesses of TE Connectivity and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of CommScope and TE Connectivity as well as assumptions made by, and information currently available to, such management. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the control of CommScope and TE Connectivity. Therefore, you should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include failure to obtain applicable regulatory approvals in a timely manner, on terms acceptable to CommScope or TE Connectivity or at all; failure to satisfy other closing conditions to the proposed transactions; the risk that CommScope will be required to pay the reverse break-up fee under the Stock and Asset Purchase Agreement; the risk that the TE Connectivity businesses will not be integrated successfully into CommScope or that CommScope will not realize estimated cost savings, synergies and growth or that such benefits may take longer to realize than expected; failure by CommScope to realize anticipated benefits of the acquisition; risks relating to unanticipated costs of integration; risks from relying on TE Connectivity for various critical transaction services for an extended period; reductions in customer spending and/or a slowdown in customer payments; failure to manage potential conflicts of interest between or among customers; unanticipated changes relating to competitive factors in the telecommunications industry; ability to hire and retain key personnel; the potential impact of announcement or consummation of the proposed acquisition on relationships with third parties, including customers, employees and competitors; ability to attract new customers and retain existing customers in the manner anticipated; changes in legislation or governmental regulations affecting the CommScope and the TE Connectivity businesses to be acquired; international, national or local economic, social or political conditions that could adversely affect CommScope, the TE Connectivity businesses to be acquired or their customers; conditions in the credit markets that could impact the costs associated with financing the acquisition; risks associated with assumptions made in connection with the critical accounting estimates, including segment presentation, and legal proceedings of CommScope and/or the TE Connectivity businesses to be acquired; and the international operations of CommScope and/or the TE Connectivity businesses to be acquired, which are subject to the risks of currency fluctuations and foreign exchange controls. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of CommScope and/or the TE Connectivity businesses to be acquired, including those described in each of CommScope’s and TE Connectivity’s

Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. Except as required under applicable law, the parties do not assume any obligation to update these forward-looking statements.

Contact:

Investor Contacts	Media Contacts
Phil Armstrong, CommScope	Rick Aspan, CommScope
Senior Vice President, Corporate Finance	Vice President, Corporate Communications
+1 828-323-4848	+1 708-236-6568
phil.armstrong@commscope.com	rick.aspan@commscope.com

James Golden / Joe Snodgrass / Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
+1 212-355-4449

Source: CommScope